Exhibit 99.1

PRESS RELEASE	CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Net Income up 37.6% and EBITDA up 24.8% due to Increased Coal Sales, Revenues and Production Volumes; Raises Quarterly Cash Distribution 2.0% to $0.6375 Per Unit

TULSA, OKLAHOMA, October 27, 2014 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased financial and operating results for the quarter ended September 30, 2014 (the “2014 Quarter”).  Led by higher coal sales volumes, revenues climbed to $569.3 million, an increase of 6.0% compared to the quarter ended September 30, 2013 (the “2013 Quarter”).  Increased revenues and coal sales volumes contributed to higher EBITDA, which increased 24.8% to $197.8 million, and net income, which jumped 37.6% to $120.0 million, or $1.13 of net income per basic and diluted limited partner unit. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2014 Quarter to $0.6375 per unit (an annualized rate of $2.55 per unit), payable on November 14, 2014 to all unitholders of record as of the close of trading on November 7, 2014.  The announced distribution represents an 8.5% increase over the cash distribution of $0.5875 per unit for the 2013 Quarter and a 2.0% increase over the cash distribution of $0.625 per unit for the quarter ended June 30, 2014 (the “Sequential Quarter”).  The comparative distributions per unit, as well as net income per basic and diluted limited partner unit, reflected in this press release have been adjusted for the two-for-one unit split completed on June 16, 2014.

“ARLP remains on track to achieve its fourteenth consecutive year of record financial performance after delivering another solid quarterly performance — posting increases to coal volumes, revenues, EBITDA and net income compared to the 2013 Quarter,” said Joseph W. Craft III, President and Chief Executive Officer. “We also continued to make progress on our current growth projects as development at ARLP’s Gibson South mine moves forward in line with our expectations and White Oak Resources, LLC, in which we are a partner, announced the operation of the longwall system at its new Mine No. 1 commenced on October 21, 2014.  Based upon this performance and our outlook, the Board increased the quarterly cash distribution to ARLP’s unitholders for the twenty-sixth consecutive quarter.”

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Consolidated Financial Results

Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013

For the 2014 Quarter, increased coal sales and production volumes from Tunnel Ridge, Onton and MC Mining and our new Gibson South mine, and strong sales performance at Dotiki, drove coal sales volumes up 3.4% to 9.8 million tons and production volumes higher by 5.5% to 10.2 million tons, both as compared to the 2013 Quarter.  ARLP’s total average coal sales price increased to $55.81 per ton sold in the 2014 Quarter compared to $54.55 per ton sold for the 2013 Quarter.

ARLP recorded approximately $3.6 million of revenues in the 2014 Quarter for surface facility services and coal royalties related to ARLP’s participation in development of the White Oak Mine No. 1, which contributed to the increase in other sales and operating revenues compared to the 2013 Quarter.  Equity in loss of affiliates from White Oak decreased $6.2 million compared to the 2013 Quarter primarily due to the impact on GAAP income and loss allocations to ARLP as a result of equity contributions in the 2014 Quarter from White Oak’s other equity partners.

Operating expenses in the 2014 Quarter increased slightly to $349.2 million as higher coal sales and production volumes resulted in increased sales-related expenses, materials and supplies expenses, labor-related expenses and maintenance costs compared to the 2013 Quarter.  On a comparative basis, these increases were partially offset by higher costs in the 2013 Quarter related to costs associated with an adverse geological event at the Onton mine.  Segment Adjusted EBITDA expense per ton declined to $35.48 in the 2014 Quarter, an improvement of 2.6% compared to the 2013 Quarter, primarily due to improved productivity at our Tunnel Ridge and MC Mining mines, offset in part by lower recoveries at our Warrior and Gibson North mines.

General and administrative expenses increased $2.1 million to $17.0 million in the 2014 Quarter, primarily as a result of higher incentive compensation expenses and other professional services.  Depreciation, depletion and amortization increased $3.5 million to $69.6 million in the 2014 Quarter compared to the 2013 Quarter, primarily as a result of the increased production volumes mentioned above, as well as capital expenditures related to production expansion and infrastructure investments at various operations.

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

For the nine months ended September 30, 2014 (the “2014 Period”), increases at the Tunnel Ridge, MC Mining and Dotiki mines and the start-up of coal production at our Gibson South mine in April 2014, led to record coal production and sales volumes. Tons produced climbed to 30.2 million tons and tons sold increased to 29.7 million tons, compared to 29.6 million tons and 29.0 million tons, respectively, in the nine months ended September 30, 2013 (the “2013 Period”).  Average coal sales prices for the 2014 Period increased to $55.56 per ton sold compared to $54.95 per ton sold in the 2013 Period.  Higher coal sales volumes and prices drove 2014 Period revenues to a record $1.7 billion, an increase of 4.3% compared to the 2013 Period.  For the 2014 Period, net income rose 27.0% to a record $373.5 million, or $3.59 of net income per basic and diluted limited partner unit, and EBITDA increased 17.9% to a record $601.2 million.  The 2014 Period also benefited from insurance proceeds received related to the previously mentioned adverse geological event at our Onton mine in the 2013 Period.  Comparative results in the 2014 Period

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further benefited from revenues for surface facility services and coal royalties related to ARLP’s participation in development of the White Oak Mine No. 1.

Regional Results and Analysis

(in millions, except per ton data)	2014 Third Quarter	2013 Third Quarter	% Change Quarter / Quarter	2014 Second Quarter	% Change Sequential

Illinois Basin
Tons sold	7.361	7.598	(3.1)%	8.014	(8.1)%
Coal sales price per ton (1)	$52.82	$52.13	1.3%	$52.52	0.6%
Segment Adjusted EBITDA Expense per ton (2)	$33.35	$31.58	5.6%	$31.94	4.4%
Segment Adjusted EBITDA (2)	$143.9	$156.8	(8.2)%	$165.9	(13.3)%

Appalachia (3)
Tons sold	2.464	1.724	42.9%	2.348	4.9%
Coal sales price per ton (1)	$64.76	$62.69	3.3%	$65.61	(1.3)%
Segment Adjusted EBITDA Expense per ton(2)	$38.94	$51.96	(25.1)%	$39.99	(2.6)%
Segment Adjusted EBITDA (2)	$68.5	$19.5	251.3%	$67.1	2.1%

Total (4)
Tons sold	9.825	9.504	3.4%	10.362	(5.2)%
Coal sales price per ton (1)	$55.81	$54.55	2.3%	$55.51	0.5%
Segment Adjusted EBITDA Expense per ton (2)	$35.48	$36.44	(2.6)%	$34.03	4.3%
Segment Adjusted EBITDA (2)	$214.8	$173.4	23.9%	$232.8	(7.7)%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         In 2014, ARLP realigned its segment presentation.  The Appalachia segment is now comprised of the MC Mining, Mettiki and Tunnel Ridge mines.  Results for the Pontiki mine, which ceased operations in November 2013, are now reflected in the other and corporate segment. Reclassifications of the 2013 segment information have been made to the Appalachia segment above to conform to the 2014 presentation.

(4)         Total reflects consolidated results which include the White Oak segment, the other and corporate segment and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

On the strength of higher Appalachia coal sales volumes, ARLP sold 9.8 million tons of coal in the 2014 Quarter, an increase of 3.4% over the 2013 Quarter.  Timing differences in shipments to Illinois Basin customers from our Dotiki, Gibson North and River View mines drove total coal sales volumes down by 5.2% compared to the Sequential Quarter.  In the Illinois Basin, coal sales volumes decreased in the 2014 Quarter compared to the 2013 Quarter due to the River View mine substantially depleting its coal inventory prior to the end of the Sequential Quarter as well as reduced production from the Warrior mine reflecting its continued transition to a new mining area.  These decreases were offset in part by coal sales from our new Gibson South mine, which began production operations in April 2014, and increased coal sales volumes in the 2014 Quarter at our Onton mine as a result of a temporary halt of production in the 2013 Quarter due to the adverse geological event discussed above.  Increased coal sales volumes from our Tunnel Ridge longwall operation drove coal sales tons for the 2014 Quarter higher in Appalachia, compared to both the 2013 and Sequential Quarters.  Primarily as a result of shipment timing in the Illinois Basin discussed above, total coal inventory increased by approximately 393,000 tons during the 2014 Quarter.

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As anticipated, ARLP’s total coal sales price of $55.81 per ton sold increased compared to both the 2013 and Sequential Quarters.  Compared to the 2013 Quarter, higher coal sales prices in Appalachia reflect improved contract pricing at our Mettiki and Tunnel Ridge mines.

Total Segment Adjusted EBITDA Expense per ton in the 2014 Quarter decreased 2.6% compared to the 2013 Quarter, primarily as a result of strong production performances at our Tunnel Ridge and MC Mining operations, improved production and operating conditions at our Onton mine and the absence of high cost production from the Pontiki mine, which was closed in late 2013.  Compared to the Sequential Quarter, total Segment Adjusted EBITDA Expense per ton increased 4.3% primarily due to the Sequential Quarter benefiting from the receipt of insurance proceeds related to the previously discussed temporary halt of production at our Onton mine and a gain on the sale of Pontiki’s assets.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton increased in the 2014 Quarter compared to 2013 Quarter primarily due the impact of difficult mining conditions at our Warrior, Gibson North, Pattiki and Hopkins mines, higher inventory costs and increased expenses per ton resulting from higher-cost development production at our new Gibson South mine. Sequentially, Illinois Basin Segment Adjusted EBITDA Expense per ton increased due to higher inventory costs mentioned above and reduced productivity resulting from lower recoveries and difficult mining conditions at our Dotiki, Gibson North, Hopkins and Onton mines, offset in part by additional production due to the timing of miners’ vacation.  Compared to the 2013 Quarter, Segment Adjusted EBITDA Expense per ton in Appalachia benefited from improved productivity at Tunnel Ridge and MC Mining mentioned above and lower medical expenses at our Mettiki mine.  Sequentially, Segment Adjusted EBITDA Expense per ton in Appalachia improved in the 2014 Quarter due to better mining conditions at Mettiki and increased production at Tunnel Ridge resulting from additional longwall operating days partially offset by higher workers’ compensation expense in the region.

Outlook

Commenting on ARLP’s outlook, Mr. Craft added, “With ARLP’s strong year-to-date performance, and relying upon our strong contract portfolio, we continue to anticipate that our results from operations in the second half of 2014 will be comparable to those delivered during the first half of the year.  Looking forward, ARLP has secured pricing commitments for approximately 33.5 million tons in 2015 and 26.6 million tons in 2016. With coal demand for 2015 becoming more uncertain due to the mild summer, a weak export market and ongoing transportation shortages, we continue to evaluate coal supply/demand dynamics with a goal of maximizing the efficiency of our operations and securing ARLP’s position as a preferred low-cost provider for the markets we serve. We believe we are better positioned than our competitors to deal with these market challenges and remain focused on delivering best in class performance for our unitholders.”

A conference call regarding ARLP’s 2014 Quarter financial results is scheduled for Tuesday, October 28, 2014 at 9:30 a.m. Eastern.  To participate in the conference call, dial (866) 202-0886 and provide pass code 22702851.  International callers should dial (617) 213-8841 and provide the same pass code.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 23301892.  International callers should dial (617) 801-6888 and provide the same pass code.

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This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.  ARLP operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also purchasing reserves, operating surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit

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liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits;  difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Tons Sold	9,825	9,504	29,682	29,019
Tons Produced	10,219	9,682	30,233	29,621

SALES AND OPERATING REVENUES:
Coal sales	$548,357	$518,447	$1,649,093	$1,594,530
Transportation revenues	6,001	11,554	17,816	23,459
Other sales and operating revenues	14,970	7,228	43,019	20,866
Total revenues	569,328	537,229	1,709,928	1,638,855

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	349,170	346,045	1,024,305	1,042,057
Transportation expenses	6,001	11,554	17,816	23,459
Outside coal purchases	3	636	7	2,028
General and administrative	16,995	14,893	54,201	46,736
Depreciation, depletion and amortization	69,646	66,099	203,539	198,688
Total operating expenses	441,815	439,227	1,299,868	1,312,968

INCOME FROM OPERATIONS	127,513	98,002	410,060	325,887

Interest expense, net	(8,584)	(6,168)	(25,395)	(19,004)
Interest income	432	252	1,238	564
Equity in income (loss) of affiliates, net	68	(5,990)	(13,546)	(15,556)
Other income	549	372	1,178	999
INCOME BEFORE INCOME TAXES	119,978	86,468	373,535	292,890

INCOME TAX BENEFIT	—	(718)	—	(1,307)

NET INCOME	$119,978	$87,186	$373,535	$294,197

GENERAL PARTNERS’ INTEREST IN NET INCOME	$35,316	$31,052	$103,465	$91,414

LIMITED PARTNERS’ INTEREST IN NET INCOME	$84,662	$56,134	$270,070	$202,783

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.13	$0.75	$3.59	$2.71

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.625	$0.57625	$1.835	$1.695

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	74,060,634	73,926,108	74,038,952	73,897,062

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,829	$93,654
Trade receivables	175,770	153,662
Other receivables	857	776
Due from affiliates	2,532	1,964
Inventories	67,896	44,214
Advance royalties	10,779	11,454
Prepaid expenses and other assets	2,779	16,186
Total current assets	275,442	321,910

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,771,664	2,645,872
Less accumulated depreciation, depletion and amortization	(1,126,199)	(1,031,493)
Total property, plant and equipment, net	1,645,465	1,614,379

OTHER ASSETS:
Advance royalties	16,312	18,813
Due from affiliate	11,256	11,560
Equity investments in affiliates	201,624	130,410
Other long-term assets	23,503	24,826
Total other assets	252,695	185,609
TOTAL ASSETS	$2,173,602	$2,121,898

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$98,884	$79,371
Due to affiliates	367	290
Accrued taxes other than income taxes	20,355	19,061
Accrued payroll and related expenses	50,231	47,105
Accrued interest	6,021	996
Workers’ compensation and pneumoconiosis benefits	9,287	9,065
Current capital lease obligations	1,305	1,288
Other current liabilities	15,436	18,625
Current maturities, long-term debt	230,000	36,750
Total current liabilities	431,886	212,551

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	527,500	831,250
Pneumoconiosis benefits	52,131	48,455
Accrued pension benefit	16,290	18,182
Workers’ compensation	52,603	54,949
Asset retirement obligations	76,660	80,807
Long-term capital lease obligations	16,005	17,135
Other liabilities	6,031	7,332
Total long-term liabilities	747,220	1,058,110
Total liabilities	1,179,106	1,270,661

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 74,060,634 and 73,926,108 units outstanding, respectively	1,266,269	1,128,519
General Partners’ deficit	(261,845)	(267,563)
Accumulated other comprehensive loss	(9,928)	(9,719)
Total Partners’ Capital	994,496	851,237
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,173,602	$2,121,898

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$586,393	$550,385

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(233,659)	(242,653)
Changes in accounts payable and accrued liabilities	145	(354)
Proceeds from sale of property, plant and equipment	272	124
Proceeds from insurance settlement for property, plant and equipment	4,512	—
Purchases of equity investments in affiliate	(85,250)	(47,500)
Payments to affiliate for acquisition and development of coal reserves	(1,401)	(21,318)
Advances/loans to affiliate	—	(7,500)
Net cash used in investing activities	(315,381)	(319,201)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments under term loan	(12,500)	—
Borrowings under revolving credit facilities	221,800	211,000
Payments under revolving credit facilities	(301,800)	(216,000)
Payment on long-term debt	(18,000)	(18,000)
Payments on capital lease obligations	(1,113)	(886)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,991)	(3,015)
Cash contributions by General Partners	111	114
Distributions paid to Partners	(235,344)	(213,809)
Net cash used in financing activities	(349,837)	(240,596)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(78,825)	(9,412)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	93,654	28,283

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,829	$18,871

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, or EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Nine Months Ended		Three Months Ended	Year Ended December 31,
	September 30,		September 30,		June 30,	2014E
	2014	2013	2014	2013	2014	Midpoint

Net income	$119,978	$87,186	$373,535	$294,197	$137,653	$430,000
Depreciation, depletion and amortization	69,646	66,099	203,539	198,688	67,052	287,000
Interest expense, gross	8,152	8,732	24,990	26,660	8,392	34,395
Capitalized interest	—	(2,816)	(833)	(8,220)	(61)	(1,395)
Income tax benefit	—	(718)	—	(1,307)	—	—
EBITDA	197,776	158,483	601,231	510,018	213,036	750,000
Equity in (income) loss of affiliates, net	(68)	5,990	13,546	15,556	7,373	32,500
Interest expense, gross	(8,152)	(8,732)	(24,990)	(26,660)	(8,392)	(34,395)
Income tax benefit	—	718	—	1,307	—	—
Estimated maintenance capital expenditures (1)	(60,292)	(55,188)	(178,375)	(168,840)	(57,590)	(239,688)
Distributable Cash Flow	$129,264	$101,271	$411,412	$331,381	$154,427	$508,417

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(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2014 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.90 per produced ton compared to the estimated $5.70 per produced ton in 2013.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014

Operating expense	$349,170	$346,045	$352,893
Outside coal purchases	3	636	2
Other (income) loss	(549)	(372)	(323)
Segment Adjusted EBITDA Expense	$348,624	$346,309	$352,572
Divided by tons sold	9,825	9,504	10,362
Segment Adjusted EBITDA Expense per ton	$35.48	$36.44	$34.03

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014

EBITDA (See reconciliation to GAAP above)	$197,776	$158,483	$213,036
General and administrative	16,995	14,893	19,771
Segment Adjusted EBITDA	$214,771	$173,376	$232,807

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